Exhibit 99.1

Thursday July 18, 2013
FOR IMMEDIATE RELEASE

Washington Federal Reports Higher Net Income, Announces the Acquisition of 51 Branches in Four States, and Completes Conversion to a National Bank Charter.

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, today announced earnings of $37,338,000 or $.36 per diluted share for the quarter ended June 30, 2013, compared to $35,163,000 or $.33 per diluted share for the same period one year ago, a 6.2% increase. For the nine months ended June 30, 2013, earnings were $108,598,000 or $1.03 per diluted share, compared to $102,652,000 or $.96 per diluted share for the nine months ended June 30, 2012, a 5.8% increase. The Company’s ratio of tangible common equity to tangible assets ended the quarter at 13.01% and remains among the strongest of large regional financial institutions in the United States.

The Company also announced that Washington Federal has entered into agreements with Bank of America to acquire 51 retail branches located in Eastern Washington, Idaho, Oregon and New Mexico, representing approximately $1.8 billion of deposits and $11 million of loans. Subject to regulatory approval from the Office of the Comptroller of the Currency (OCC) and the satisfaction of customary closing conditions, the transaction is expected to close in the fourth calendar quarter 2013. Additional details can be found in a Deposit Acquisition Summary in the Investor Relations’ section of Washington Federal’s website www.washingtonfederal.com.

Chairman, President & CEO Roy M. Whitehead commented, “We enthusiastically welcome all new employees and customers joining us by virtue of this agreement. When completed, the transaction will represent a significant enhancement of our branch network in Eastern Washington and will also increase our presence in Idaho, Oregon and New Mexico. All employees from the acquired branches will be offered continued employment with Washington Federal and every effort will be made to minimize disruptions to customer banking routines at those locations. Existing clients will benefit from the added convenience of over fifty new banking locations. The transaction will improve the Company’s deposit mix, reduce overall funding costs and will be accretive to earnings upon closing.
“With regard to quarterly earnings, we are pleased to report the continuation of a positive trend. Stronger earnings are primarily attributable to improved asset quality and a more favorable interest rate environment for mortgage lending. Loan demand has strengthened and if current conditions persist, the prospect of improved loan growth will become more likely.”
Non-performing assets amounted to $233 million or 1.79% of total assets at quarter-end, a $40 million or 14.5% decrease from fiscal year-end September 30, 2012. Non-performing assets peaked at $606 million or 5.03% of total assets, on June 30, 2009 and have since decreased by $373 million or 61.5%. Specifically, non-performing loans decreased from $173 million at September 30, 2012 to $149 million as of June 30, 2013, a 14.3% decrease. Net loan charge-offs decreased from $16 million in the quarter ended June 30, 2012 to $5 million in the most recent quarter, a 70.6% decrease. Total loan delinquencies were 2.27% as of June 30, 2013, a decrease from the 2.57% at September 30, 2012. Delinquencies on single family mortgage loans, the largest component of the loan portfolio, declined during the quarter to 2.35% from 2.73% at September 30, 2012. Real estate held for sale decreased from $99 million at September 30, 2012 to $85 million at quarter end, a $14 million or 14.8% decrease.
Improving asset quality trends and increasing real estate values combined with decreasing loans outstanding resulted in zero provision for loan losses during the quarter. Consistent with these improving asset quality indicators and a smaller loan portfolio, the Company decreased its total allowance for loan losses by $15 million or 11.3%, from September 30, 2012. As of June 30, 2013, the total allowance was 1.52% of total gross loans, a decrease of 17 basis points from the 1.69% as of September 30, 2012 reflecting the improving asset quality.

Total assets increased by $540 million or 4.3% to $13.0 billion at June 30, 2013 from $12.5 billion at September 30, 2012. Specifically, loans and covered loans decreased by $39 million and investments increased by $675 million. As of June 30, 2013, the Company’s available-for-sale investment portfolio had net unrealized gains of $8 million. During the quarter ended June 30, 2013, total non-covered loans outstanding decreased by $54 million or 0.7% as a result of high loan prepayments stemming from low interest rates available on 30-year fixed-rate mortgages in the market. Net loan runoff (the change in loan balances) decreased by 68%, comparing the 3rd quarter with the 2nd quarter. Loan originations for the quarter were $505 million, which represented a 41.4% increase from the prior quarter and 17.5% increase from the same quarter one year ago.
During the quarter, the Company had an average balance of $633 million in cash and cash equivalents invested overnight at a yield of approximately 0.25%. The Company is maintaining higher than normal amounts of liquidity due to concern about potentially rising interest rates. The period-end spread decreased to 2.65% as of June 30, 2013 from 2.80% at September 30, 2012, as a result of lower asset yields.
Net interest income for the quarter was $94.7 million, a $1.8 million decrease from the same quarter one year ago. Net interest margin was 3.15% for the quarter, compared to 3.05% for the same quarter one year ago and 3.10% for the quarter ended March 31, 2013. The increase in net interest margin was primarily the result of slower prepayments on mortgage backed securities resulting in less premium amortization, partially offset by lower asset yields on newly originated assets.
The provision for loan losses decreased from $10.4 million to zero for the quarters ended June 30, 2012 and 2013, respectively. Net gain on real estate acquired through foreclosure decreased by $1.0 million to a gain of $0.2 million for the current quarter, compared to the same quarter one year ago. Net gain or loss on real estate acquired through foreclosure includes gains and losses on sales, ongoing maintenance expenses and any additional write-downs from lower valuations.

The Company’s efficiency ratio of 41.7% for the quarter remains among the best in the industry. The quarter produced a return on assets of 1.15% and a return on equity of 7.73%.
On July 19, 2013, the Company will pay a cash dividend of $.09 per share to common stockholders of record on July 5, 2013. This will be the Company’s 122nd consecutive quarterly cash dividend. During the quarter, the Company repurchased 2 million shares of stock at a weighted average price of $16.91. The Company has a remaining authorization to repurchase 1 million shares. Over the last four quarters, the Company has returned 94% of net income to shareholders in the form or cash dividends or share repurchases.
Washington Federal completed its conversion to a national bank charter with the OCC on July 17, 2013 and is now a national bank. Washington Federal, Inc. has also completed its conversion to a bank holding company with the Federal Reserve.
Washington Federal, with headquarters in Seattle, Washington, has 185 branches in eight western states. Once the transaction is complete the number of branches will increase to 236.
To find out more about Washington Federal, please visit our website. Washington Federal uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.
Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2012 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
# # #

Contact:
Boyd Vander Houwen
Vander Houwen Public Relations
206-949-4364
boyd@vhpr.com

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Cathy Cooper, SVP Marketing Communications
206-777-8246
cathy.cooper@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	June 30, 2013	September 30, 2012
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$646,857	$751,430
Available-for-sale securities, at fair value	2,058,144	1,781,705
Held-to-maturity securities, at amortized cost	1,589,779	1,191,487
Loans receivable, net	7,390,506	7,451,998
Covered loans, net	310,378	288,376
Interest receivable	48,016	46,857
Premises and equipment, net	206,157	178,845
Real estate held for sale	84,748	99,478
Covered real estate held for sale	27,514	29,549
FDIC indemnification asset	73,665	87,571
FHLB stock	150,533	149,840
Intangible assets, net	264,718	256,076
Federal and state income tax assets, net	36,709	22,513
Other assets	124,759	137,219
	$13,012,483	$12,472,944
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$3,448,583	$2,946,453
Time deposit accounts	5,614,914	5,630,165
	9,063,497	8,576,618
FHLB advances	1,930,000	1,880,000
Advance payments by borrowers for taxes and insurance	25,654	40,041
Federal and State income tax liabilities, net	—	—
Accrued expenses and other liabilities	70,440	76,533
	11,089,591	10,573,192
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 132,389,831 and 129,950,223 shares issued; 103,422,427 and 106,177,615 shares outstanding	132,390	129,950
Paid-in capital	1,621,200	1,586,295
Accumulated other comprehensive income, net of taxes	5,131	13,306
Treasury stock, at cost; 28,967,404 and 23,772,608 shares	(397,616)	(310,579)
Retained earnings	561,787	480,780
	1,922,892	1,899,752
	$13,012,483	$12,472,944
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$18.59	$17.89
Tangible common stockholders' equity per share	16.03	15.48
Stockholders' equity to total assets	14.78%	15.23%
Tangible common stockholders' equity to tangible assets	13.01	13.45
Weighted average rates at period end

Loans and mortgage-backed securities	4.44%	4.72%
Combined loans, mortgage-backed securities and investment securities	3.87	4.18
Customer accounts	0.73	0.90
Borrowings	3.52	3.59
Combined cost of customer accounts and borrowings	1.22	1.38
Interest rate spread	2.65	2.80

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
	(In thousands, except per share data)
INTEREST INCOME
Loans & covered assets	$112,932	$118,115	$342,654	$369,366
Mortgage-backed securities	11,951	25,101	34,325	80,079
Investment securities and cash equivalents	3,293	2,168	9,010	6,446
	128,176	145,384	385,989	455,891
INTEREST EXPENSE
Customer accounts	16,385	20,903	51,851	66,868
FHLB advances and other borrowings	17,075	27,946	50,966	84,172
	33,460	48,849	102,817	151,040
Net interest income	94,716	96,535	283,172	304,851
Provision for loan losses	—	10,367	3,600	39,576
Net interest income after provision for loan losses	94,716	86,168	279,572	265,275
OTHER INCOME
Other	5,059	3,590	16,062	13,263
	5,059	3,590	16,062	13,263
OTHER EXPENSE
Compensation and benefits	24,582	19,281	68,731	58,141
Occupancy	4,530	3,952	13,801	11,977
FDIC insurance premiums	2,831	4,000	9,280	12,543
Other	9,667	8,730	29,261	24,480
	41,610	35,963	121,073	107,141
Gain (loss) on real estate acquired through foreclosure, net	176	1,146	(7,145)	(11,005)
Income before income taxes	58,341	54,941	167,416	160,392
Income tax provision	21,003	19,778	58,818	57,740
NET INCOME	$37,338	$35,163	$108,598	$102,652

PER SHARE DATA
Basic earnings	$0.36	$0.33	$1.03	$0.96
Diluted earnings	0.36	0.33	1.03	0.96
Cash dividends per share	0.09	0.08	0.26	0.24
Basic weighted average number of shares outstanding	104,143,915	106,877,112	105,119,097	107,308,948
Diluted weighted average number of shares outstanding, including dilutive stock options	104,192,444	106,926,755	105,167,959	107,347,668

PERFORMANCE RATIOS
Return on average assets	1.15%	1.04%	1.12%	1.01%
Return on average common equity	7.73	7.33	7.55	7.15